Exhibit 4.2

DIGITALGLOBE, INC.
as Issuer
the Guarantors party hereto
and
U.S. BANK NATIONAL ASSOCIATION
as Trustee

Indenture
Dated as of April 28, 2009

10.50% Senior Secured Notes
Due 2014

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
§ 310 (a)	7.10
(b)	7.08
§ 311	7.03
§ 312	12.02
§ 313	7.05, 7.06
§ 314 (a)	4.18
(b)	11.06
(c)	11.04
(d)	11.04, 11.06
§ 315	7.02
§ 316 (c)	12.02
Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

2

i

EXHIBITS
EXHIBIT A	Form of Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	Restricted Legend
EXHIBIT D	DTC Legend
EXHIBIT E	Regulation S Certificate
EXHIBIT F	Rule 144A Certificate
EXHIBIT G	Certificate of Beneficial Ownership
EXHIBIT H	Temporary Offshore Global Note Legend
EXHIBIT I	OID Legend

v

     INDENTURE, dated as of April 28, 2009 among DIGITALGLOBE, INC., a Delaware corporation, as the Company, the Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, as Trustee.
RECITALS
     The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance of up to $355,000,000 aggregate principal amount of the Company’s 10.50% Senior Secured Notes Due 2014, and, if and when issued, any Additional Notes, together with any Exchange Notes issued therefor as provided herein (the “Notes”). All things necessary to make the Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes (in the case of the Additional Notes, when duly authorized), when executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of the Company as hereinafter provided.
     In addition, the Guarantors party hereto have duly authorized the execution and delivery of the Indenture as guarantors of the Notes. All things necessary to make the Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Note Guarantees, when the Notes are executed by the Company and authenticated and delivered by the Trustee and duly issued by the Company, the valid obligations of such Guarantor as hereinafter provided.
     This Indenture is subject to, and will be governed by, the provisions of the Trust Indenture Act that are required to be a part of and govern indentures qualified under the Trust Indenture Act, except as expressly set forth herein.
THIS INDENTURE WITNESSETH
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1
Definitions And Incorporation By Reference
     Section 1.01. Definitions.
     “Accreted Value” means as of any date (the “Specified Date”), with respect to each $1,000 principal amount at maturity of the Notes:
     (1) if the Specified Date is one of the following dates (each, a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$962.69
May 1, 2009	$962.71
November 1, 2009	$965.62
May 1, 2010	$968.64
November 1, 2010	$971.84
May 1, 2011	$975.22
November 1, 2011	$978.79
May 1, 2012	$982.57
November 1, 2012	$986.57
May 1, 2013	$990.80
November 1, 2013	$995.27
May 1, 2014	$1,000.00
     (2) if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of:
     (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and
     (B) an amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days elapsed from, but not including, the immediately preceding Semi-Annual Accrual Date to the Specified Date, calculated on a basis of a 360 day year comprised of twelve 30 day months, and the denominator of which is 180 days, except for the period from the Issue Date to the first Semi-Annual Accrual Date immediately succeeding the Issue Date, which is 3 days.
     “Acquired Debt” means Debt of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.
     “Additional Debt Holder” means any holder of Debt that is secured by the Security Documents, excluding the Indenture and the Notes.
     “Additional Interest” means additional interest owed to the Holders pursuant to a Registration Rights Agreement.
     “Additional Notes” means any notes issued under the Indenture in addition to the Original Notes, including any Exchange Notes issued in exchange for such Additional Notes, having the same terms in all respects as the Original Notes other than with respect to the date of issuance and issue price, first payment of interest and rights under the Registration Rights Agreement dated on or about the Issue Date.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agent” means any Registrar, Paying Agent or Authenticating Agent.
     “Agent Member” means a member of, or a participant in, the Depositary.
     “Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:
     (1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;
     (2) the disposition by the Company or any Restricted Subsidiary of (i) cash and cash management investments (including Cash Equivalents), (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

     (3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceedings;
     (4) a transaction covered by Article 5;
     (5) a Restricted Payment permitted under Section 4.07 or a Permitted Investment;
     (6) a Sale and Leaseback Transaction;
     (7) the issuance of Disqualified or Preferred Stock pursuant to Section 4.06;
     (8) an Event of Loss;
     (9) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and
     (10) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $2,500,000.
     “Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for net rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.
     “Authenticating Agent” refers to a Person engaged to authenticate the Notes in the stead of the Trustee.
     “Average Life” means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.
     “bankruptcy default” has the meaning assigned to such term in Section 6.01.
     “Board of Directors” means the board of directors or comparable governing body of the Company, or any committee thereof duly authorized to act on its behalf.

     “Board Resolution” means a resolution duly adopted by the Board of Directors which is certified by the Secretary or an Assistant Secretary of the Company and remains in full force and effect as of the date of its certification.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the city where the Corporate Trust Office of the Trustee is located are authorized or required by law to close.
     “Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
     “Cash Equivalents” means
     (1) United States dollars, or money in other currencies received in the ordinary course of business,
     (2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,
     (3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,
     (4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,
     (5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition,
     (6) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, and
     (7) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above.
     “Certificate of Beneficial Ownership” means a certificate substantially in the form of Exhibit G.
     “Certificated Note” means a Note in registered individual form without interest coupons.
     “Change of Control” means:
     (1) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company if Capital Stock of the Company is issued in connection therewith, or the sale of all or substantially all the assets of the Company to another Person, (in each case, unless such other Person is a Permitted Holder) unless holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;
     (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company, unless the Permitted Holders are the beneficial owners of more than 50% of the total voting power of the Voting Stock of the Company; or
     (3) individuals who on the Issue Date constituted the board of directors of the Company, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office.

     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all property or assets of the Company and the Guarantors (whether now owned or hereafter arising or acquired) that secures First-Priority Lien Obligations under the Security Documents.
     “Collateral Agency Agreement” means the Collateral Agency Agreement among the Company, the other Grantors party thereto, U.S. Bank National Association, as Collateral Agent, U.S. Bank National Association, as Secured Obligations Representative, the Hedge Counterparty Lienholders party thereto, and the other Secured Obligations Representatives party thereto
     “Collateral Agent” means U.S. Bank National Association and any successor acting in such capacity.
     “Collateral Requirement” means the requirement that:
     (1) all documents and instruments, including Uniform Commercial Code financing statements and mortgages, required by law to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens as valid Liens with priority set forth in the Security Documents free of any other Liens except for Permitted Liens, shall have been filed, registered or recorded; and
     (2) the Collateral Agent shall have received, with respect to each property subject to a mortgage, counterparts of a mortgage duly executed and delivered by the record owner of such mortgaged property, a lender’s title insurance policy insuring the lien of each mortgage, and existing survey of the mortgaged property.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.
     “Company” means the party named as such in the first paragraph of the Indenture or any successor obligor under the Indenture and the Notes pursuant to Article 5.
     “Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

     (1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of
     (x) the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period, and
     (y) the Company’s pro rata share of such Person’s net income earned during such period;
     (2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;
     (3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
     (4) any net after-tax gains (but not losses) attributable to Asset Sales;
     (5) any net after-tax extraordinary or non-recurring gains (but not losses); and
     (6) the cumulative effect of a change in accounting principles.
     In calculating the aggregate net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.
     “Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of the Indenture is located at U.S. Bank National Association, Corporate Trust Services, 950 17th Street, Denver, CO 80202.
     “DAP Debt” means all obligations of the Company or any of its Restricted Subsidiaries in respect of letters of credit, bankers’ acceptances or similar instruments issued to, or performance bonds posted to, customers participating in the Direct Access Program and secured by cash collateral, but in each case neither the stated amount of such letter of credit, bankers’ acceptance, similar instrument or performance bond nor the cash collateral maintained therefor shall at any time exceed (i) the amount of cash proceeds received from such customer or one of its affiliates as a prepayment or deposit to secure payment of amounts due or to become due from such customer under the relevant contracts minus (ii) the amount of such cash proceeds theretofore released in payment of the Company or any of its Subsidiaries under such contracts.
     “Debt” means, with respect to any Person, without duplication,
     (1) all indebtedness of such Person for borrowed money;
     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) all obligations of such Person in respect of letters of credit, performance bonds, bankers’ acceptances or other similar instruments (other than obligations with respect to such instruments securing obligations (other than obligations described in (1) and (2) above or (5) below) entered into in the ordinary course of business of such Person);
     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;
     (5) all obligations of such Person as lessee under Capital Leases;
     (6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;
     (7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;
     (8) all obligations of such Person under Hedging Agreements;
     (9) all Attributable Debt of such Person;
     (10) all Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries; and
     (11) DAP Debt.
The amount of Debt of any Person will be deemed to be:
     (A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;
     (B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

     (C) with respect to any Debt issued with original issue discount, the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;
     (D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person;
     (E) with respect to Disqualified Stock and Preferred Stock, the amount equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; and
     (F) otherwise, the outstanding principal amount thereof.
     “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
     “Depositary” means the depositary of each Global Note, which will initially be DTC.
     “Direct Access Program” means the Company’s program whereby customers, with approval from the U.S. government, purchase equipment and software necessary to allow access to the Company’s Satellites and purchase access time on such Satellites.
     “Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are
     (1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or
     (2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;
provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if those provisions are no more favorable to the holders than Section 4.12 and Section 4.13.
     “Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

     “Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any state thereof or the District of Columbia.
     “DTC” means The Depository Trust Company, a New York corporation, and its successors.
     “DTC Legend” means the legend set forth in Exhibit D.
     “EBITDA” means, for any period, the sum of
     (1) Consolidated Net Income, plus
     (2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus
     (3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP:
     (A) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses; and
     (B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income (not including non-cash charges in a period which reflect cash items paid or to be paid in another period);
     (4) less, amortization of deferred revenue related to the NextView agreement with the National Geo-spatial-Intelligence Agency; plus
     (5) net after tax losses attributable to Asset Sales, and net after tax extraordinary or non-recurring losses, to the extent reducing Consolidated Net Income; plus
     (6) any losses from an early extinguishment of indebtedness; plus
     (7) any restructuring charges;
provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

     “Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.
     “Equity Offering” means a primary public offering or private placement, after the Issue Date, of Qualified Stock of the Company, provided that, except in the case of a registered public offering, the aggregate proceeds received by the Company exceed $50,000,000.
     “Event of Default” has the meaning assigned to such term in Section 6.01.
     “Event of Loss” means, with respect to any Satellite, any (1) loss, destruction or damage of such property or assets, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or assets, or confiscation of such property or assets or the requisition of the use thereof or (3) settlement in lieu of clause (2) above.
     “Event of Loss Proceeds” means, with respect to any Event of Loss, all insurance proceeds received by the Company or any of its Restricted Subsidiaries in connection with such Event of Loss, after (1) provision for all income or other taxes measured by or resulting from such Event of Loss, and (2) payment of all reasonable legal, accounting and other fees and expenses related to such Event of Loss.
     “Excess Proceeds” has the meaning assigned to such term in Section 4.13.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Exchange Notes” means the Notes of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Initial Notes or any Initial Additional Notes in compliance with the terms of a Registration Rights Agreement and containing terms substantially identical to the Initial Notes or any Initial Additional Notes (except that (i) such Exchange Notes will be registered under the Securities Act and will not be subject to transfer restrictions or bear the Restricted Legend, and (ii) the provisions relating to Additional Interest will be eliminated).
     “Exchange Offer” means an offer by the Company to the Holders of the Initial Notes or any Initial Additional Notes to exchange outstanding Notes for Exchange Notes, as provided for in a Registration Rights Agreement.
     “Exchange Offer Registration Statement” means the Exchange Offer Registration Statement as defined in a Registration Rights Agreement.

     “Excluded Property” means certain items of property as to which a security interest cannot be granted without violating contract rights or applicable law, cash, cash equivalents and related deposits or other accounts pledged to secure DAP debt or other Permitted Liens described in clauses (4), (13), (14), (21), (22), (26) and (31) of Permitted Liens, leasehold interests in real property, any fee interest in any acquired real property having a value of less than $2,500,000, vehicles and other assets subject to certificates of title (but not including proprietary technology or satellite assets), certain licenses in which a security cannot be created without breach of such license or applicable law, and certain other items agreed by the parties and as more fully set forth in the Security Documents.
     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer, chief accounting officer, or controller of the Company or the Restricted Subsidiary with respect to valuations not in excess of $10,000,000 or determined in good faith by the Board of Directors of the Company or the Restricted Subsidiary with respect to valuations equal to or in excess of $10,000,000, as applicable, which determination will be conclusive (unless otherwise provided in the Indenture).
     “First-Priority Liens” means all Liens that secure the First-Priority Lien Obligations.
     “First-Priority Lien Obligations” means all Debt and other obligations under the Indenture, the Notes, the Note Guarantees and the other Shared Collateral Debt to the extent secured under the Security Documents.
     “Fitch” means Fitch Ratings Ltd. and its successors.
     “Fixed Charges” means, for any period, the sum of
     (1) Interest Expense for such period; and
     (2) the product of
     (x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified or Preferred Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and
     (y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time provided, however, that if the Company is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including, but not limited to, the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
     “Global Note” means a Note in registered global form without interest coupons.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” means (i) each Domestic Restricted Subsidiary of the Company in existence on the Issue Date and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the Indenture providing for the guarantee of the payment of the Notes, or any successor obligor under its Note Guarantee pursuant to Article 5, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the Indenture.
     “Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates or (iii) any commodity or raw material futures contract or any other agreement designed to protect against fluctuations in raw material prices.
     “Holder” or “Noteholder” means the registered holder of any Note.
     “Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the Indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.06, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.13. The accretion of original issue discount or payment of interest or dividends in kind and the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory Offer to Purchase such Debt will not be considered an Incurrence of Debt.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act and any Notes issued in replacement thereof, but not including any Exchange Notes issued in exchange therefor.
     “Initial Notes” means the Notes issued on the Issue Date and any Notes issued in replacement thereof, but not including any Exchange Notes issued in exchange therefor.
     “Initial Purchasers” means the initial purchasers party to a purchase agreement with the Company relating to the sale of the Initial Notes or Initial Additional Notes by the Company.
     “In-Orbit Insurance” means, with respect to any Satellite, insurance or another contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite attaching upon the expiration of the launch insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth in the Indenture.
     “Insurance Test Net Debt” means, as at any date of determination, an amount equal to (i) Total Debt at such date, minus (ii) the amount of Unencumbered Cash and Cash Equivalents at such date.

     “interest”, in respect of the Notes, unless the context otherwise requires, refers to interest and Additional Interest, if any.
     “Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees), (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries and (viii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable under any accounts receivable, inventory or similar securitization, as determined on a consolidated basis and in accordance with GAAP.
     “Interest Payment Date” means each May 1 and November 1 of each year, commencing November 1, 2009.
     “Investment” means
     (1) any direct or indirect advance, loan or other extension of credit to another Person,
     (2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form (excluding accounts receivable, trade credit and advances, in each case in the ordinary course of business),
     (3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or
     (4) any Guarantee of any obligation of another Person.
     If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 4.17, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

     “Investment Grade Rating” means for Moody’s, a rating equal to or higher than Baa3 (or equivalent), for S&P, a rating equal to or higher than BBB-(or equivalent) and for any other Rating Agency the equivalent to the foregoing.
     “Issue Date” means the date on which the Original Notes are originally issued under the Indenture.
     “Leverage Ratio” means, on any date (the “transaction date”), the ratio, determined on a Pro Forma Basis, of
     (x) Total Debt of the Company and its Restricted Subsidiaries to
     (y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).
     “Leverage Ratio Debt” means Debt incurred pursuant to Section 4.06(a).
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of
     (1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers;
     (2) provisions for taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries;
     (3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and
     (4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.
     “New Credit Facilities” means, one or more credit facilities providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or similar instruments or performance bonds Incurred pursuant to Section 4.06(b)(1).
     “Non-U.S. Person” means a Person that is not a U.S. person, as defined in Regulation S.
     “Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the holders of such Debt do not otherwise have recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.
     “Notes” has the meaning assigned to such term in the Recitals.
     “Note Guarantee” means the guarantee of the Notes by a Guarantor pursuant to the Indenture.
     “Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
     “Offer to Purchase” has the meaning assigned to such term in Section 3.04.
     “Officer” means the chairman of the Board of Directors, the president or chief executive officer, any vice president, the chief financial officer, the treasurer or any assistant treasurer, or the secretary or any assistant secretary, of the Company.
     “Officers’ Certificate” means a certificate signed in the name of the Company (i) by the chairman of the Board of Directors, the president or chief executive officer or a vice president and (ii) by the chief financial officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary.

     “Offshore Global Note” means a Global Note representing Notes issued and sold pursuant to Regulation S.
     “OID Legend” means the legend set forth in Exhibit I.
     “Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Company, satisfactory to the Trustee.
     “Original Notes” means the Initial Notes and any Exchange Notes issued in exchange therefor.
     “Paying Agent” refers to a Person engaged to perform the obligations of the Trustee in respect of payments made or funds held hereunder in respect of the Notes.
     “Permanent Offshore Global Note” means an Offshore Global Note that does not bear the Temporary Offshore Global Note Legend.
     “Permitted Debt” has the meaning assigned to such term in Section 4.06.
     “Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto.
     “Permitted Holders” means any or all of the following:
     (1) Morgan Stanley Principal Investments;
     (2) any Affiliate of any Person specified in clause (1); and
     (3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (1) and (2).
     “Permitted Investments” means:
     (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor that is engaged in a Permitted Business;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,

     (A) such Person becomes a Restricted Subsidiary of the Company that is a Guarantor engaged in a Permitted Business, or
     (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary that is a Guarantor engaged in a Permitted Business;
     (4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with Section 4.13;
     (5) any Investment acquired solely in exchange for Qualified Stock of the Company;
     (6) Hedging Agreements otherwise permitted under the Indenture;
     (7) (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) Cash Equivalents or other cash management investments or liquid or portfolio securities pledged as collateral pursuant to Section 4.08, (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;
     (8) Investments in Restricted Subsidiaries that are not Guarantors, Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (i) $50,000,000 and (ii) 5% of Total Assets at such time (in each case net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);
     (9) loans or advances related to payroll, travel and similar purposes to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business;
     (10) trade receivables and similar extensions of credit to customers and suppliers in the ordinary course of business;
     (11) any Investment made prior to the date of the Indenture;

     (12) repurchases of the Notes:
     (13) the provision of services to customers, joint ventures in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise), or Unrestricted Subsidiaries; and
     (14) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $10,000,000 (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).
     “Permitted Liens” means:
     (1) Liens existing on the Issue Date;
     (2) Liens securing the DAP Debt;
     (3) Liens securing Shared Collateral Debt (including, without limitation, the Notes or any Note Guarantee);
     (4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations or regulatory authorizations or licenses, surety bonds, performance bonds, customs duties and the like (or reimbursement obligations with respect to letters of credit that secure the same), or for the payment of rent, in each case incurred in the ordinary course of business;
     (5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;
     (6) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;
     (7) Liens securing reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments, or performance bonds that encumber documents and other property relating to such letters of credit, bankers’ acceptance, similar instrument or performance bonds and the proceeds thereof (but excluding judgment and similar Liens governed by clause (13) below);
     (8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;
     (9) licenses or leases or subleases or sublicenses as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;
     (10) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;
     (11) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;
     (12) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;
     (13) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists under Section 6.01(6);
     (14) Liens incurred in the ordinary course of business securing obligations not in excess of $5,000,000 not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;
     (15) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property and which attach within 365 days after the date of such purchase or the completion of construction or improvement;
     (16) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;
     (17) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;
     (18) Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;
     (19) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under Section 4.07;
     (20) extensions, renewals or replacements of any Liens referred to in clauses (1), (3), (15), (16) or (17) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased; and
     (21) other Liens securing obligations in an aggregate amount not exceeding $5,000,000;
     (22) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary (but excluding judgment and similar Liens governed by clause (13) above);
     (23) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
     (24) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;
     (25) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Company or any Restricted Subsidiaries in the ordinary course of business;

     (26) Liens on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;
     (27) Liens arising from precautionary Uniform Commercial Code financing statement filings;
     (28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (29) any encumbrances or restrictions (including put and call agreements) with respect to the Capital Stock of any joint venture agreed to by the holders of such Capital Stock;
     (30) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Company or any Restricted Subsidiary in the ordinary course of business; and
     (31) Liens securing obligations under any Hedging Agreement that are otherwise permitted under the Indenture, not to exceed, in the aggregate, $25,000,000.
     “Permitted Refinancing Debt” has the meaning assigned to such term in Section 4.06.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
     “Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions or upon liquidation, over another class of Capital Stock of such Person.
     “principal” of any Debt means the principal amount of such Debt, (or if such Debt was issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt), together with, unless the context otherwise indicates, any premium then payable on such Debt.
     “Pro Forma Basis” means, in making any relevant determination,
          (1) in the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Debt (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Debt during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to the date of determination, then the Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Debt, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the reference period;
          (2) any Debt, Disqualified Stock or Preferred Stock to be repaid or redeemed on the date of determination will be excluded; and
          (3) pro forma effect will be given to
(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,
(B) the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and
(C) the discontinuation of any discontinued operations
that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.
     For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the transaction had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Debt if such Hedging Agreement has a remaining term in excess of 12 months). Interest on the amount of the liability in respect of a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such liability in accordance with GAAP. For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
     “Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
     “Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.
     “Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, Fitch, unless at such time Fitch ceases to rate the Notes for reasons outside of the Company’s control, in which case another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.
     “reference period” has the meaning assigned to such term in the definition of Leverage Ratio.
     “refinance” has the meaning assigned to such term in Section 4.06.
     “Register” has the meaning assigned to such term in Section 2.09.
     “Registrar” means a Person engaged to maintain the Register.
     “Registration Rights Agreement” means (i) the Registration Rights Agreement dated on or about the Issue Date between the Company and the Initial Purchasers party thereto with respect to the Initial Notes, and (ii) with respect to any Additional Notes, any registration rights agreements between the Company and the Initial Purchasers party thereto relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes or exchange them for Notes registered under the Securities Act.
     “Regular Record Date” for the interest payable on any Interest Payment Date means the April 15 or October 15 (whether or not a Business Day) next preceding such Interest Payment Date.
     “Regulation S” means Regulation S under the Securities Act.
     “Regulation S Certificate” means a certificate substantially in the form of Exhibit E hereto.
     “Restricted Legend” means the legend set forth in Exhibit C.

     “Restricted Payment” has the meaning assigned to such term in Section 4.07.
     “Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.
     “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
     “Rule 144A” means Rule 144A under the Securities Act.
     “Rule 144A Certificate” means (i) a certificate substantially in the form of Exhibit F hereto or (ii) a written certification addressed to the Company and the Trustee to the effect that the Person making such certification (x) is acquiring such Note (or beneficial interest) for its own account or one or more accounts with respect to which it exercises sole investment discretion and that it and each such account is a qualified institutional buyer within the meaning of Rule 144A, (y) is aware that the transfer to it or exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A, and (z) acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A(d)(4) or has determined not to request such information.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.
     “Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.
     “Satellite” means any satellite owned by, or leased to, the Company or any Restricted Subsidiary, including, without limitation, any satellite purchased pursuant to the terms of a satellite purchase agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Security Agreement” means the Security Agreement among the Company, the Guarantors party thereto and U.S. Bank National Association, as Collateral Agent.
     “Security Documents” means (i) the Security Agreement, (ii) the Securities Pledge Agreement among the Pledgors signatory thereto and U.S. Bank National Association, as Collateral Agent, and (iii) the Collateral Agency

Agreement, each dated as of the Issue Date, as each may be amended, restated, supplemented or otherwise modified from time to time.
     “Shared Collateral Debt” means (i) the Notes and the Note Guarantees, (ii) Debt under the New Credit Facilities but only to the extent permitted under Section 4.06(b)(1), (iii) additional Debt (including additional notes) of the Company or any Guarantor not permitted by the foregoing, provided that immediately after giving effect to the Incurrence of such Debt under this clause (iii) the Shared Collateral Debt Ratio shall not be greater than 2.25 to 1.0 and (iv) interest rate or currency swaps, caps or collars or similar Hedging Agreements entered into to hedge the Company’s exposure with respect to Debt described in clauses (i), (ii) or (iii) herein.
     “Shared Collateral Debt Ratio” means, on any date (the “transaction date”), the ratio, determined on a Pro Forma Basis, of:
     (x) the aggregate outstanding principal amount on such date of Shared Collateral Debt (determined at the principal amount at maturity thereof, in the case of any such Debt issued with an original issue discount); to
     (y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available.
     “Shelf Registration Statement” means the Shelf Registration Statement as defined in a Registration Rights Agreement.
     “Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.
     “Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.
     “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

     “Temporary Offshore Global Note” means an Offshore Global Note that bears the Temporary Offshore Global Note Legend.
     “Temporary Offshore Global Note Legend” means the legend set forth in Exhibit H.
     “Total Assets” means the total consolidated assets of the Company and the Restricted Subsidiaries, as shown on the balance sheet of the Company for the most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the Indenture.
     “Total Debt” means, with respect to any Person at any time, without duplication the aggregate amount of Debt determined on a consolidated basis of the type referred to in clauses (1), (2), (5), (9) and (10) of the definition thereof.
     “Transactions” means the issuance of the Notes on the Issue Date, the use of proceeds therefrom and other transactions in connection therewith or incidental thereto.
     “Trustee” means the party named as such in the first paragraph of the Indenture or any successor trustee under the Indenture pursuant to Article 7.
     “Trust Indenture Act” means the Trust Indenture Act of 1939 as in effect on the Issue Date.
     “U.S. Global Note” means a Global Note that bears the Restricted Legend representing Notes issued and sold pursuant to Rule 144A.
     “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
     “Unencumbered Cash and Cash Equivalents” means at any time cash and Cash Equivalents of the Company and its Restricted Subsidiaries not subject to a Lien in favor of any Person at such time (excluding Liens securing the Notes or the Note Guarantees).
     “Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 4.17.
     “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person

     “Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Common Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).
     “WorldView-1” means the Company’s Satellite named WorldView-1.
     “WorldView-2” means the Company’s Satellite named WorldView-2.
     Section 1.02. Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided, (1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (2) “herein,” “hereof” and other words of similar import refer to the Indenture as a whole and not to any particular Section, Article or other subdivision;
     (3) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to the Indenture unless otherwise indicated;
     (4) references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations);
     (5) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions the Company may classify such transaction as it, in its sole discretion, determines;
     (6) “or” is not exclusive;
     (7) words in the singular include the plural, and in the plural include the singular;
     (8) “including” means including without limitation;
     (9) unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;
     (10) secured Debt shall not be deemed to be subordinate or junior to any other secured Debt merely because it has a junior priority with respect to the same collateral; and

     (11) Debt that is not guaranteed shall not be deemed to be subordinate or junior to Debt that is guaranteed merely because of such guarantee.
     Section 1.03. Incorporation by Reference of Trust Indenture Act. Except as expressly provided herein, this Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:
          “indenture securities” means the Notes and the Guarantees.
          “indenture security holder” means a Holder.
          “indenture to be qualified” means this Indenture.
          “indenture trustee” or “institutional trustee” means the Trustee.
          “obligor” on the indenture securities means the Company, the Guarantors and any other obligor on the indenture securities.
          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.
ARTICLE 2
The Notes
     Section 2.01. Form, Dating and Denominations; Legends. (a) The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions, including, but not limited to, the OID Legend, contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules of national securities exchanges, agreements to which the Company or any Guarantor are subject, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note will be dated the date of its authentication. The Notes will be issuable in denominations of $1,000 in principal amount and any multiple of $1,000 in excess thereof.

     (b) (1) Except as otherwise provided in paragraph (c), Section 2.10(b)(3), (b)(5), or (c) or Section 2.09(b)(4), each Initial Note or Initial Additional Note (other than a Permanent Offshore Global Note) will bear the Restricted Legend and the OID Legend.
     (2) Each Global Note, whether or not an Initial Note or Additional Note, will bear the DTC Legend and the OID Legend.
     (3) Each Temporary Offshore Global Note will bear the Temporary Offshore Global Note Legend and the OID Legend.
     (4) Initial Notes and Initial Additional Notes will be issued, subject to Section 2.09(b), in the form of one or more Global Notes.
     (5) Initial Notes and Initial Additional Notes offered and sold in reliance on Regulation S will be issued as provided in Section 2.11(a).
     (6) Exchange Notes will be issued, subject to Section 2.09(b), in the form of one or more Global Notes.
     (c) (1) If the Company determines (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that a Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) and that the Restricted Legend is no longer necessary or appropriate in order to ensure that subsequent transfers of the Note (or a beneficial interest therein) are effected in compliance with the Securities Act, or
     (2) after an Initial Note or any Initial Additional Note is
     (x) sold pursuant to an effective registration statement under the Securities Act, pursuant to the Registration Rights Agreement or otherwise, or (y) is validly tendered for exchange into an Exchange Note pursuant to an Exchange Offer the Company may instruct the Trustee to cancel the Note and issue to the Holder thereof (or to its transferee) a new Note of like tenor and amount, registered in the name of the Holder thereof (or its transferee), that does not bear the Restricted Legend, and the Trustee will comply with such instruction.
     (d) By its acceptance of any Note bearing the Restricted Legend (or any beneficial interest in such a Note), each Holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Note (and any such beneficial interest) set forth in this Indenture and in the Restricted Legend and agrees that it will transfer such Note (and any such beneficial interest) only in accordance with the Indenture and such legend.

     Section 2.02. Execution and Authentication; Exchange Notes; Additional Notes. (a) An Officer shall execute the Notes for the Company by facsimile or manual signature in the name and on behalf of the Company. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note will still be valid.
     (b) A Note will not be valid until the Trustee manually signs the certificate of authentication on the Note, with the signature conclusive evidence that the Note has been authenticated under the Indenture.
     (c) At any time and from time to time after the execution and delivery of the Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication. The Trustee will authenticate and deliver
     (i) Initial Notes for original issue in the aggregate principal amount not to exceed $355,000,000,
     (ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company, and
     (iii) Exchange Notes from time to time for issue in exchange for a like principal amount of Initial Notes or Initial Additional Notes after the following conditions have been met:
     (1) Receipt by the Trustee of an Officers’ Certificate specifying
     (A) the amount of Notes to be authenticated and the date on which the Notes are to be authenticated,
     (B) whether the Notes are to be Initial Notes or, Additional Notes or Exchange Notes,
     (C) in the case of Initial Additional Notes, that the issuance of such Notes does not contravene Section 4.06,
     (D) whether the Notes are to be issued as one or more Global Notes or Certificated Notes, and
     (E) other information the Company may determine to include.
     (2) In the case of Exchange Notes, effectiveness of an Exchange Offer Registration Statement and consummation of the exchange offer thereunder (and receipt by the Trustee of an Officers’ Certificate to that effect). Initial Notes or Initial Additional Notes exchanged for Exchange Notes will be cancelled by the Trustee.

     Section 2.03. Registrar, Paying Agent, Authenticating Agent and Collateral Agent; Paying Agent to Hold Money in Trust. (a) The Company may appoint one or more Registrars and one or more Paying Agents, and the Trustee may appoint an Authenticating Agent, in which case each reference in the Indenture to the Trustee in respect of the obligations of the Trustee to be performed by that Agent will be deemed to be references to the Agent. The Company or any Affiliate may act as Registrar or (except for purposes of Article 8) Paying Agent. In each case the Company and the Trustee will enter into an appropriate agreement with the Agent implementing the provisions of the Indenture relating to the obligations of the Trustee to be performed by the Agent and the related rights. The Company initially appoints the Trustee as Registrar and Paying Agent.
     (b) The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Notes and will promptly notify the Trustee of any default by the Company in making any such payment. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require the Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent will have no further liability for the money so paid over to the Trustee.
     (c) The Trustee is hereby appointed to act as the Collateral Agent under the Security Documents, with such powers, rights and obligations as are expressly delegated to the Collateral Agent by the terms of the Indenture and by the Security Documents.  The Trustee may, from time to time, appoint another financial institution to act as Collateral Agent so long as such institution meets the requirements of Section 7.10.  The Collateral Agent, acting in its capacity as such, shall have only such duties with respect to the Collateral as are set forth in the Security Documents.
     (d)  Subject to the appointment and acceptance of a successor Collateral Agent as provided in this subsection, the Collateral Agent (if other than the Trustee) may resign at any time by notifying the Trustee and the Company.  Upon any such resignation, the Trustee shall have the right to appoint a successor Collateral Agent.  If no successor shall have been so appointed by the Trustee and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Holders and the Trustee, appoint a successor Collateral Agent which shall meet the eligibility requirements of Section and shall accept and comply in all material respects with the Security Documents.  Upon a successor’s acceptance of its appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring

Collateral Agent hereunder and under the Security Documents, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the Security Documents.  If the Trustee shall be acting at any time as the Collateral Agent, then it will be deemed to have resigned as Collateral Agent upon its replacement as Trustee pursuant to Section 7.08, and the successor Trustee shall select (or may act as) the replacement Collateral Agent.
     At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.
     Section 2.04. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken, the Company will issue and the Trustee will authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. Every replacement Note is an additional obligation of the Company and entitled to the benefits of the Indenture. If required by the Trustee or the Company, an indemnity must be furnished that is sufficient in the judgment of both the Trustee and the Company to protect the Company and the Trustee from any loss they may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. In case the mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay the Note instead of issuing a replacement Note.
     Section 2.05. Outstanding Notes. (a)  Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for
     (1) Notes cancelled by the Trustee or delivered to it for cancellation;
     (2) any Note which has been replaced pursuant to Section 2.04 unless and until the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser; and
     (3) on or after the maturity date or any redemption date or date for purchase of the Notes pursuant to an Offer to Purchase, those Notes payable or to be redeemed or purchased on that date for which the Trustee (or Paying Agent, other than the Company or an Affiliate of the Company) holds money sufficient to pay all amounts then due.
     (b) A Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note, provided that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, Notes owned by the Company or any Affiliate of the Company will be disregarded and deemed not to be outstanding (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which the Trustee knows to be so owned will be so disregarded). Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any Affiliate of the Company.
     Section 2.06. Temporary Notes. In the event that definitive Notes are to be issued under the terms of the Indenture, until definitive Notes are ready for delivery, the Company may prepare and the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the Officer executing the temporary Notes, as evidenced by the execution of the temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company designated for the purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any temporary Notes the Company will execute and the Trustee will authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes will be entitled to the same benefits under the Indenture as definitive Notes.
     Section 2.07. Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder. Any Registrar or the Paying Agent will forward to the Trustee any Notes surrendered to it for transfer, exchange or payment. The Trustee will cancel all Notes surrendered for transfer, exchange, payment or cancellation and dispose of them in accordance with its normal procedures or the written instructions of the Company. Certification of the destruction of all cancelled Notes shall upon the written request of the Company be delivered to the Company. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.
     Section 2.08. CUSIP. The Company in issuing the Notes may use “CUSIP” numbers, and the Trustee will use CUSIP numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders, the notice to state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or Offer to Purchase. The Company will promptly notify the Trustee of any change in the CUSIP numbers.

     Section 2.09. Registration, Transfer and Exchange. (a) The Notes will be issued in registered form only, without coupons, and the Company shall cause the Trustee to maintain a register (the “Register”) of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.
     (b) (1) Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.
     (2) Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.09(b)(4).
     (3) Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.
     (4) If (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Company within 90 days of the notice, (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary or (z) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and thereupon the Global Note will be deemed canceled. If such Note does not bear the Restricted Legend, then the Certificated Notes issued in exchange therefor will not bear the Restricted Legend. If such Note bears the Restricted Legend, then the Certificated Notes issued in exchange therefor will bear the Restricted Legend, provided that any Holder of any such Certificated Note issued in exchange for a beneficial interest in a Temporary Offshore

Global Note will have the right upon presentation to the Trustee of a duly completed Certificate of Beneficial Ownership after the Restricted Period to exchange such Certificated Note for a Certificated Note of like tenor and amount that does not bear the Restricted Legend, registered in the name of such Holder.
     (c) Each Certificated Note will be registered in the name of the holder thereof or its nominee.
     (d) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by Section 2.10. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that
     (x) no transfer or exchange will be effective until it is registered in such register and
     (y) the Trustee will not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase. Prior to the registration of any transfer, the Company, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.
     From time to time the Company will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.
     No service charge will be imposed in connection with any transfer or exchange of any Note, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(4)).

     (e) (1) Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
     (2) Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.
     (3) Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.
     (4) Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.
     Section 2.10. Restrictions on Transfer and Exchange. (a) The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section and Section 2.09 and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of the Depositary. The Trustee shall refuse to register any requested transfer or exchange that does not comply with the preceding sentence.
     (b) Subject to paragraph (c), the transfer or exchange of any Note (or a beneficial interest therein) of the type set forth in column A below for a Note (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this paragraph set forth opposite in column C below.

A	B	C
U.S. Global Note	U.S. Global Note	(1)
U.S. Global Note	Offshore Global Note	(2)
U.S. Global Note	Certificated Note	(3)
Offshore Global Note	U.S. Global Note	(4)
Offshore Global Note	Offshore Global Note	(1)
Offshore Global Note	Certificated Note	(5)
Certificated Note	U.S. Global Note	(4)
Certificated Note	Offshore Global Note	(2)
Certificated Note	Certificated Note	(3)
     (1) No certification is required.
     (2) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Regulation S Certificate; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required.
     (3) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee (x) a duly completed Rule 144A Certificate or (y) a duly completed Regulation S Certificate, and/or an Opinion of Counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States; provided that if the requested transfer or exchange is made by the Holder of a Certificated Note that does not bear the Restricted Legend, then no certification is required. In the event that (i) the requested transfer or exchange takes place after the Restricted Period and a duly completed

Regulation S Certificate is delivered to the Trustee or (ii) a Certificated Note that does not bear the Restricted Legend is surrendered for transfer or exchange, upon transfer or exchange the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.
     (4) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate.
     (5) Notwithstanding anything to the contrary contained herein, no such exchange is permitted if the requested exchange involves a beneficial interest in a Temporary Offshore Global Note. If the requested transfer involves a beneficial interest in a Temporary Offshore Global Note, the Person requesting the transfer must deliver or cause to be delivered to the Trustee a duly completed Rule 144A Certificate and/or an Opinion of Counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States. If the requested transfer or exchange involves a beneficial interest in a Permanent Offshore Global Note, no certification is required and the Trustee will deliver a Certificated Note that does not bear the Restricted Legend.
     (c) No certification is required in connection with any transfer or exchange of any Note (or a beneficial interest therein)
     (1) after such Note is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision); provided that the Company has provided the Trustee with an Officer’s Certificate to that effect, and the Company may require from any Person requesting a transfer or exchange in reliance upon this clause (1) an opinion of counsel and any other reasonable certifications and evidence in order to support such certificate; or
     (2)(x) sold pursuant to an effective registration statement, pursuant to the Registration Rights Agreement or otherwise or (y) which is validly tendered for exchange into an Exchange Note pursuant to an Exchange Offer.
     Any Certificated Note delivered in reliance upon this paragraph will not bear the Restricted Legend.
     (d) The Trustee will retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Note (or a beneficial interest therein), and the Company will have the right to inspect and make copies thereof at any reasonable time upon written notice to the Trustee.
     Section 2.11. Temporary Offshore Global Notes. (a) Each Note originally sold by the Initial Purchasers in reliance upon Regulation S will be evidenced by one or more Offshore Global Notes that bear the Temporary Offshore Global Note Legend.
     (b) An owner of a beneficial interest in a Temporary Offshore Global Note (or a Person acting on behalf of such an owner) may provide to the Trustee (and the Trustee will accept) a duly completed Certificate of Beneficial Ownership at any time after the Restricted Period (it being understood that the Trustee will not accept any such certificate during the Restricted Period). Promptly after acceptance of a Certificate of Beneficial Ownership with respect to such a beneficial interest, the Trustee will cause such beneficial interest to be exchanged for an equivalent beneficial interest in a Permanent Offshore Global Note, and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.
     (c) Notwithstanding paragraph (b), if after the Restricted Period any Initial Purchaser owns a beneficial interest in a Temporary Offshore Global Note, such Initial Purchaser may, upon written request to the Trustee accompanied by a certification as to its status as an Initial Purchaser, exchange such beneficial interest for an equivalent beneficial interest in a Permanent Offshore Global Note, and the Trustee will comply with such request and will (x) permanently reduce the principal amount of such Temporary Offshore Global Note by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Offshore Global Note by the amount of such beneficial interest.
     (d) Notwithstanding anything to the contrary contained herein, any owner of a beneficial interest in a Temporary Offshore Global Note shall not be entitled to receive payment of principal or interest on such beneficial interest or other amounts in respect of such beneficial interest until such beneficial interest is exchanged for an interest in a Permanent Offshore Global Note or transferred for an interest in another Global Note or a Certificated Note.
ARTICLE 3
Redemption; Offer to Purchase
     Section 3.01. Optional Redemption. At any time and from time to time on or after May 1, 2012, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of the principal amount of the Notes set forth below plus accrued and unpaid interest to, but not including, the redemption date.

12-month period
commencing	Percentage of
May 1	Principal
in Year	Amount
2012	105.25%
2013 and thereafter	100%
     Section 3.02. Redemption with Proceeds of Equity Offering. At any time and from time to time prior to May 1, 2012, the Company may redeem Notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 110.50% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes offered on the Issue Date (including Additional Notes), provided that
     (1) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and
     (2) not less than $200,000,000 principal amount of the Notes remains outstanding immediately thereafter.
     Section 3.03. Method and Effect of Redemption. (a) If the Company elects to redeem Notes, it must notify the Trustee of the redemption date and the principal amount of Notes to be redeemed by delivering an Officers’ Certificate at least 45 days before the redemption date (unless a shorter period is satisfactory to the Trustee in the sole discretion of the Trustee). If fewer than all of the Notes are being redeemed, the Trustee will select the Notes to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. Notice of redemption must be sent by the Company or at the Company’s request, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed at least 30 days but not more than 60 days before the redemption date.
     (b) The notice of redemption will identify the Notes to be redeemed and will include or state the following:
     (1) the redemption date;
     (2) the redemption price, including the portion thereof representing any accrued interest;

     (3) the place or places where Notes are to be surrendered for redemption;
     (4) Notes called for redemption must be so surrendered in order to collect the redemption price;
     (5) on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date;
     (6) if any Note is redeemed in part, on and after the redemption date, upon surrender of such Note, new Notes equal in principal amount to the unredeemed portion will be issued; and
     (7) if any Note contains a CUSIP number, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.
     (c) Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Company shall redeem such Notes at the redemption price. Commencing on the redemption date, Notes redeemed will cease to accrue interest. Upon surrender of any Note redeemed in part, the Holder will receive a new Note equal in Accreted Value and principal amount at maturity equal to the unredeemed portion of the surrendered Note.
     Section 3.04. Offer to Purchase. (a) An “Offer to Purchase” means an offer by the Company to purchase Notes as required by the Indenture. An Offer to Purchase must be made by written offer (the “offer”) sent to the Holders. The Company will notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee in the sole discretion of the Trustee) prior to sending the offer to Holders of its obligation to make an Offer to Purchase, and the offer will be sent by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.
     (b) The offer must include or state the following as to the terms of the Offer to Purchase:
     (1) the provision of the Indenture pursuant to which the Offer to Purchase is being made;
     (2) the principal amount and the Accreted Value of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Indenture) (the “purchase amount”);
     (3) the purchase price, including the portion thereof representing accrued interest;
     (4) an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date;
     (5) information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the Holders to make an informed decision with respect to the Offer to Purchase, at a minimum to include
     (A) the most recent annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the Company, and
     (B) a description of material developments in the Company’s business subsequent to the date of the latest of the financial statements (including a description of the events requiring the Company to make the Offer to Purchase);
     (6) a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in a multiple of $1,000 principal amount at maturity;
     (7) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;
     (8) each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note at the place or places specified in the offer prior to the close of business on the expiration date (such Note being, if the Company or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);
     (9) interest on any Note not tendered, or tendered but not purchased by the Company pursuant to the Offer to Purchase, will continue to accrue;
     (10) on the purchase date the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on, but not including, and after the purchase date;

     (11) Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Company or the Trustee not later than the close of business on the expiration date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes and a statement that the Holder is withdrawing all or a portion of the tender;
     (12) (i) if Notes in an aggregate principal amount less than or equal to the purchase amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company will purchase all such Notes, and (ii) if the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount will be purchased;
     (13) if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and
     (14) if any Note contains a CUSIP number, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.
     (c) Prior to the purchase date, the Company will accept tendered Notes for purchase as required by the Offer to Purchase and deliver to the Trustee all Notes so accepted together with an Officers’ Certificate specifying which Notes have been accepted for purchase. On the purchase date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on, but not including, and after the purchase date. The Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.
     (d) The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.
ARTICLE 4
Covenants
     Section 4.01. Payment of Notes. (a) The Company agrees to pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and the Indenture. Not later than 10:00 A.M. (New York City time) on the due date of any principal of or interest on any Notes, or any redemption or purchase price of the Notes, the Company will deposit with the Trustee (or Paying Agent) money in immediately available funds sufficient to pay such amounts, provided that if the Company or any Affiliate of the Company is acting as Paying Agent, it will, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in the Indenture. In each case the Company will promptly notify the Trustee of its compliance with this paragraph.
     (b) An installment of principal or interest will be considered paid on the date due if the Trustee (or Paying Agent, other than the Company or any Affiliate of the Company) holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.
     (c) The Company agrees to pay interest on overdue principal, and, to the extent lawful, overdue installments of interest at 2.0% per annum higher than the rate per annum borne by the Notes.
     (d) Payments in respect of the Notes represented by the Global Notes are to be made by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each Holder’s registered address.
     Section 4.02. Maintenance of Office or Agency. The Company will maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. The Company hereby initially designates the Corporate Trust Office of the Trustee as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

     Section 4.03. Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each of its Restricted Subsidiaries in accordance with their respective organizational documents, and the material rights, licenses and franchises of the Company and each Restricted Subsidiary, provided that the Company is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the Company shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and provided further that this Section does not prohibit any transaction otherwise permitted by Section 4.13 or Article 5.
     Section 4.04. Payment of Taxes and other Claims. The Company will pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge before the same become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or its income or profits or property, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Restricted Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.
     Section 4.05. Maintenance of Properties and Insurance. (a) The Company will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Company may be necessary so that the business of the Company and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section prevents the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.
     (b) Except as provided in Section 4.16, the Company will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Company and its Restricted Subsidiaries are then conducting business. For the avoidance of doubt, to the extent that that there is a conflict between this Section 4.05 and Section 4.16(a) related to the maintenance of insurance with respect to the Satellites, the provisions of Section 4.16 (a) shall govern in all respects.
     Section 4.06. Limitation on Debt and Disqualified or Preferred Stock. (a) The Company
     (1) will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and
     (2) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Company or a Wholly-Owned Restricted Subsidiary, so long as it is so held);
provided that the Company or any Guarantor may Incur Debt if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Leverage Ratio is not greater than 4.5 to 1.0.
     (b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):
     (1) Debt of the Company or a Guarantor pursuant to the New Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $50,000,000, less any amount of such Debt permanently repaid or commitments thereof permanently reduced as provided under an asset sale mandatory prepayment or offer or commitment reduction provision, and Guarantees of such Debt by any Guarantor or the Company;
     (2) Debt of the Company or any Guarantor to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Guarantor, provided that if the obligor is the Company or a Guarantor, such Debt is subordinated in right of payment to the Notes;
     (3) Debt of the Company pursuant to the Notes (other than Additional Notes) and Debt of any Guarantor pursuant to a Note Guarantee (including a Note Guarantee with respect to additional Notes otherwise Incurred in accordance with the terms of this Indenture);
     (4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance, (all of the above, for purpose of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that
     (A) in case the Debt to be refinanced is subordinated in right of payment to the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes,
     (B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,
     (C) in no event may Debt of the Company or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and
     (D) Debt Incurred pursuant to clauses (1), (2), (5), (6), (10), (11), (12) and (13) may not be refinanced pursuant to this clause and Debt Incurred pursuant to clause (9) may be refinanced pursuant to this clause only to the extent provided in clause (9).
     (5) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business of the Company and its Restricted Subsidiaries and not for speculation;
     (6) Debt of the Company or any Restricted Subsidiary with respect to letters of credit, performance bonds and bankers’ acceptances or similar instruments issued in the ordinary course of business and not otherwise supporting Debt, including letters of credit supporting performance, surety or appeal bonds, regulatory authorizations and licenses or indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any business or assets;
     (7) Acquired Debt, provided that after giving effect to the Incurrence thereof, the Company could Incur at least $1.00 of Leverage Ratio Debt;
     (8) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

     (9) Debt of the Company or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase or completion of construction or improvement of property for the purpose of financing all or any part of the purchase price or cost of construction or improvement, provided that the sum of the aggregate outstanding amount of Debt Incurred pursuant to this clause plus the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt originally Incurred pursuant to this clause shall at no time exceed $30,000,000;
     (10) up to $2,000,000 aggregate principal amount of Debt of the Company issued in connection with the purchase, redemption, acquisition or other retirement for value of Equity Interests of the Company held by officers, directors or employees or former directors, officers or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or service or pursuant to any agreement under which the Equity Interests were issued, provided that payments in respect of such Debt are treated when made as Restricted Payments;
     (11) Debt of the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Guarantor Incurred under any other clause of this covenant;
     (12) DAP Debt; and
     (13) Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $20,000,000; provided that, in the case of any Restricted Subsidiary that is not a Guarantor, the aggregate principal amount of such Debt at any time outstanding shall not exceed $5,000,000.
For purposes of determining compliance with this Section 4.06, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (13) above, or is entitled to be incurred pursuant to clause (a) of this Section 4.06, the Company will be permitted, in its sole discretion, to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this Section 4.06. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of preferred stock as Debt due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Debt or an issuance of Disqualified Stock for purposes of this Section 4.06. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.06 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     Section 4.07. Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):
     (i) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;
     (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries;
     (iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity; or
     (iv) make any Investment other than a Permitted Investment;
unless, at the time of, and after giving effect to, the proposed Restricted Payment:
     (1) no Default has occurred and is continuing,
     (2) the Company could Incur at least $1.00 of Leverage Ratio Debt, and
     (3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of
     (A) (x) 100% of the aggregate amount of EBITDA (or, if EBITDA is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, less 140% of cumulative Fixed Charges for such period, beginning the quarter ended after the second anniversary of the Issue Date and ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the Indenture, plus

     (B) subject to paragraph (c), the aggregate net cash proceeds received by the Company (other than from a Subsidiary) after the Issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, plus
     (C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:
     (x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus
     (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus
     (D) the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.
     The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the Fair Market Value of the relevant non-cash assets.
     (b) The foregoing will not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);
     (2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company,

to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;
     (3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;
     (4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company;
     (5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company;
     (6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Company;
     (7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $2,000,000 (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods subject to a maximum of $5,000,000 in any calendar year);
     (8) the payment of cash dividends (i) on any Preferred Stock of the Company issued after the Issue Date or (ii) (without duplication) on any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary Incurred after the Issue Date in compliance with Section 4.06;
     (9) subsequent to the second anniversary of the Issue Date, following an initial public offering of Common Stock of the Company, payment of cash dividends on any Common Stock of the Company not to exceed, on a per annum basis, 6% of the net cash proceeds received by the Company from such initial public offering;

     (10) Restricted Payments made in connection with and substantially simultaneously with the consummation of the Transactions;
     (11) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
     (12) the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; and
     (13) other Restricted Payments not to exceed $10,000,000 in the aggregate.
provided that, in the case of clauses (8) and (9) no Default has occurred and is continuing or would occur as a result thereof.
     (c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (2), (3), (4), (5), (6), (8), (10), (11), (12) and (13) will not be included in making the calculations under clause (3) of paragraph (a).
     Section 4.08. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any Collateral, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens.
     Section 4.09. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless
     (1) the Company or the Restricted Subsidiary would be entitled to
     (A) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.06, and
     (B) create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the Notes pursuant to Section 4.08, in which case, the corresponding Debt and Lien will be deemed incurred pursuant to those provisions, and
     (2) the Company complies with Section 4.13 in respect of such transaction.

     Section 4.10. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to
     (1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
     (2) pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,
     (3) make loans or advances to the Company or any other Restricted Subsidiary, or
     (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.
     (b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions
     (1) (i) existing on the Issue Date in the Indenture or any other agreements in effect on the Issue Date; or (ii) imposed pursuant to an indenture, credit facility or similar agreement governing Shared Collateral Debt;
     (2) existing
     (A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or
     (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions are not applicable to any other Person or the property or assets of any other Person;
     (3) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary;

     (4) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by Section 4.13;
     (5) required pursuant to the Indenture, the Notes or the Note Guarantees or the Security Agreements;
     (6) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
     (7) customary provisions in joint venture agreements and other similar agreements, relating solely to the relevant joint venture or other similar arrangement;
     (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (9) applicable law, rule, regulation, order, approval, license, permit or similar restriction;
     (10) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens; or
     (11) any encumbrances or restrictions imposed by any extensions, renewals, replacements, amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (10); provided that such extensions, renewals, replacements, amendments or refinancings are not more restrictive, with respect to encumbrances or restrictions set forth in clause (a) above, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing (as determined by the Company in good faith).
     Section 4.11. Guarantees by Restricted Subsidiaries. If the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the date of the Indenture, the new Domestic Restricted Subsidiary must provide a Note Guarantee within 30 days after the date on which it is acquired or created.
     A Restricted Subsidiary required to provide a Note Guarantee shall execute a supplemental Indenture in the form of Exhibit B, and deliver an Opinion of Counsel to the Trustee to the effect that the supplemental Indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a valid and binding obligation of the Restricted Subsidiary, enforceable against the Restricted Subsidiary in accordance with its terms (subject to customary exceptions).
     Section 4.12. Repurchase of Notes Upon a Change of Control. (a) Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the Accreted Value thereof plus accrued interest to, but not including, the date of purchase.
     (b) The Company will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption has been given pursuant to the Indenture as described under Section 3.01, unless and until there is a default in payment of the applicable redemption price. An Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Offer to Purchase.
     Section 4.13. Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:
     (a) In the case of an Asset Sale of Collateral:
     (1) The Asset Sale is for Fair Market Value.
     (2) At least 75% of the consideration consists of cash received at closing; provided that all consideration received, whether cash or non-cash, is pledged as Collateral under the Security Documents substantially simultaneously with such an Asset Sale, in accordance with and as required by the requirements set forth in Article 11. (For purposes of this clause (a)(2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, (ii) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, and (iii) any stock or assets of the kind referred to in clause (a)(4) of this Section 4.13 shall, in each case, be considered cash received at closing.)
     (3) The Asset Sale satisfies the requirements described under Article 11.

     (4) Within 360 days after the receipt of any Net Cash Proceeds from the Asset Sale, the Net Cash Proceeds may be used to
     (i) permanently repay any Shared Collateral Debt of the Company or a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount) that is required by its terms to be repaid with the Net Cash Proceeds from any Asset Sale of Collateral, in each case owing to a Person other than the Company or any Restricted Subsidiary; provided that a portion of such Net Cash Proceeds equal to
     (x) the Net Cash Proceeds of the Asset Sale, multiplied by
     (y) a fraction (I) the numerator of which is equal to the outstanding Accreted Value of the Notes and (II) the denominator of which is equal to the sum of the outstanding Accreted Value of the Notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) required by its terms to be repaid with the Net Cash Proceeds from the Asset Sale, will be applied (A) in accordance with clause (a)(4)(ii) below or (B) to make an Offer to Purchase Notes in accordance with clause (a)(5) below, or
     (ii) acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business, or to enter into a binding commitment for the construction or improvement of any such assets with a good faith expectation that such Net Cash Proceeds will be applied within 360 days thereafter to satisfy such commitment; provided that the assets (including any Capital Stock) acquired with the Net Cash Proceeds thereof are pledged upon acquisition thereof as Collateral under the Security Documents, in accordance with and as required by the requirements set forth in Article 11 and the Security Documents and held by the Company pending application otherwise in accordance with this Section 4.13.
     (5) The Net Cash Proceeds of the Asset Sale that are not applied pursuant to clause (a)(4) within 360 days of the Asset Sale shall constitute

“Excess Proceeds.” Excess Proceeds of less than $30,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $30,000,000, the Company must, within 30 days, make an Offer to Purchase Notes having an Accreted Value equal to:
     (i) accumulated Excess Proceeds, multiplied by
     (ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the Notes and (y) the denominator of which is equal to the sum of the outstanding Accreted Value of the Notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) that is similarly required to be repaid, redeemed or tendered for in connection with such Asset Sale and which has not been repaid, redeemed or tendered for in accordance with clause (a)(4)(i) above;
rounded down to the nearest $1,000.
     (6) Any Net Cash Proceeds from Asset Sales that have not otherwise been applied pursuant to clause (a)(4) or (a)(5) above in excess of $10,000,000 in the aggregate shall be deposited with the Collateral Agent and held in a collateral account as Collateral pending application pursuant to clause (a)(4) or (a)(5) above, and, in the case of clause (a)(5), released to the Company or the relevant Guarantor if remaining after consummation of the Offer to Purchase.
     (b) In the case of an Asset Sale of assets that do not constitute Collateral:
     (1) The Asset Sale is for Fair Market Value.
     (2) At least 75% of the consideration consists of cash received at closing. (For purposes of this clause (b)(2), (i) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, (ii) instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company to cash, to the extent of the cash actually so received, and (iii) any stock or assets of the kind referred to clause (b)(3)(ii) of this covenant shall, in each case, be considered cash received at closing.)
     (3) Within 360 days after the receipt of the Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

     (i) to permanently repay Senior Debt of the Company or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Company or any Restricted Subsidiary, or
     (ii) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire long-term assets that are to be used in a Permitted Business; provided that, in the case of this clause (b)(3)(ii), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment.
     (4) The Net Cash Proceeds of the Asset Sale not applied pursuant to clause (b)(3) within 360 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $30,000,000 will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $30,000,000, the Company must, within 30 days, make an Offer to Purchase Notes having an Accreted Value equal to:
     (i) accumulated Excess Proceeds, multiplied by
     (ii) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the Notes and (y) the denominator of which is equal to the sum of the outstanding Accreted Value of the Notes and the aggregate outstanding principal amount of all other Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) that is similarly required to be repaid, redeemed or tendered for in connection with such Asset Sale;
rounded down to the nearest $1,000.
     (c) Notwithstanding anything else set forth in this section, neither the Company nor any Restricted Subsidiary shall dispose of any Satellite, other than (i) a deemed disposal through an Event of Loss or (ii) in connection with a transaction that is permitted under Article 5.
     (d) In connection with any Offer to Purchase Notes under this section, the purchase price for the Notes will be 100% of the Accreted Value thereof plus accrued interest to, but not including, the date of purchase. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate Accreted Value equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 Accreted Value will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture.
     Section 4.14. Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.
     (b) Any Related Party Transaction or series of Related Party Transactions must first be approved by (i) a responsible officer of the Company, if their aggregate value is equal to or less than $5,000,000 or (ii) a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the Trustee, if their aggregate value is in excess of $5,000,000 but less than $30,000,000. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value equal to or in excess of $30,000,000, the Company must obtain and deliver to the Trustee a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.
     (c) The foregoing paragraphs do not apply to
     (1) any transaction between the Company and any Guarantor or between Guarantors of the Company;
     (2) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
     (3) any Restricted Payments of a type described in paragraphs (a)(i) and (a)(ii) under Section 4.07 if permitted by that covenant or any Permitted Investment;

     (4) transactions or payments pursuant to any employee, officer or director compensation, benefit plans, employment agreements, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved in good faith by the Board of Directors of the Company;
     (5) transactions pursuant to any contract or agreement in effect on the date of the Indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the Indenture;
     (6) the consummation of other transactions contemplated by the Transaction, including the repayment of existing Debt and the payment of fees in connection therewith;
     (7) the payment of the fees to Morgan Stanley & Co. Incorporated and its affiliates for financial, consulting, underwriting or other services not exceeding the then usual and customary fees of Morgan Stanley & Co. Incorporated and its affiliates for similar services; and
     (8) (a) transactions with customers, clients, suppliers, or purchasers or sellers of goods and services, in each case in the ordinary course of business, including in connection with the construction, launch or operation of a Satellite, and otherwise not prohibited by the Indenture that are fair to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith) and (b) transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or Subsidiary participating in such joint ventures than they are to other joint venture partners.
     Section 4.15. Line of Business. The Company will not, and will not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.
     Section 4.16. Maintenance of Satellite Insurance; Events of Loss.
     (a) Required Insurance. (1) From the Issue Date, and at all times thereafter until the first anniversary of the launch of WorldView-2 the Company will (and will cause its Restricted Subsidiaries to) maintain and keep in full force and effect:
     (i) with respect to WorldView-2, launch insurance covering the launch of WorldView-2 and one year thereafter, for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least $275.0 million; provided that if the Board of Directors determines in good faith that, after use by the Company of reasonable commercial efforts, insurance in an amount at least equal to $275.0 million is not available at commercially reasonable cost and terms due to a departure of any member of the insurance syndicate for any reason and the Company cannot replace such syndicate member after using commercially reasonable means, then the Company shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Company shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (1)(i); and
     (ii) with respect to WorldView-1, In-Orbit Insurance for total coverage, calculated after giving effect to the payment of any deductibles, in an amount equal to at least $250.0 million; provided that if the Board of Directors determines in good faith that, after use by the Company of reasonable commercial efforts, insurance in an amount at least equal to $250.0 million is not available at commercially reasonable cost and terms, then the Company shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Company shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the first sentence of this clause (1)(ii).
     (2) After the first anniversary of the launch of WorldView-2, the Company will (and will cause its Restricted Subsidiaries to) obtain,

and at all times thereafter will maintain and keep in full force and effect, In-Orbit Insurance for total coverage of all of the Company’s Satellites, calculated after giving effect to the payment of any deductibles, in an amount equal to at least the lesser of (x) 110% of the Company’s Insurance Test Net Debt outstanding as of the last day of the immediately preceding fiscal quarter and (y) the total combined net book value of all Satellites in orbit as of such date; provided that if the Board of Directors determines in good faith that, after use by the Company of reasonable commercial efforts, insurance in the amount at least equal to the lesser of (x) and (y) above is not available at commercially reasonable cost and terms, then the Company shall obtain and maintain such insurance at such lesser amount as is equal to the highest amount so available on commercially reasonable terms. At least once in every fiscal year after the Board of Directors shall have made any determination pursuant to the proviso in the immediately preceding sentence, the Company shall use reasonable commercial efforts to determine (and the Board of Directors shall consider the results of such efforts) whether higher amounts of such insurance are so available on commercially reasonable terms, and, if so, shall obtain such higher amount, subject in any event to the lesser of (x) and (y) in the preceding sentence.
     (3) As soon as practicable after the Issue Date, the insurance required by this Section 4.16(a) shall name the Trustee on behalf of the Holders as additional named insured and loss payee.
     (4) No later than the date on which the Company or any Restricted Subsidiary is required to obtain insurance pursuant to this covenant, the Company will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and in full force and effect, and an Officers’ Certificate stating that such insurance, together with any other insurance maintained by the Company and the applicable Restricted Subsidiary, complies with the requirements of the Indenture. In addition, the Company will cause to be delivered to the Trustee no less than once each year on or before May 1 (beginning May 1, 2010) an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee on behalf of the holders of the Notes to receive (i) notice, when delivered by or on behalf of the Company or any of its Subsidiaries, (ii) when delivered by or on behalf of any insurance carrier or broker, any claim under any such insurance policy and any notice received from the relevant insurance carrier (including notices of disputed coverage and proposed cancelation of any policy or portion thereof) and (iii) at least 30 days’ notice from the provider of such insurance prior to the cancellation of any such insurance an Officers’ Certificate that complies with the first sentence of this paragraph. The Company will also deliver to the Trustee no less than once each fiscal quarter an Officers’ Certificate in accordance with the requirements of the Indenture certifying as to the Company’s compliance with this covenant.
     (5) In the event that the Company or its Restricted Subsidiaries receive proceeds from any insurance covering a Satellite, all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in Section 4.16(b).
     (b) Events of Loss. (1) Prior to First Anniversary of WorldView-2 Launch. (i) Within 30 days after the receipt of any Event of Loss Proceeds in excess of $15,000,000 received as a result of an Event of Loss relating to Satellites and occurring not later than the first anniversary of the launch of WorldView-2 (including prior to its launch), the Company will be required to make an Offer to Purchase Notes having an Accreted Value equal to
     (A) the Event of Loss Proceeds, multiplied by
     (B) a fraction (x) the numerator of which is equal to the outstanding Accreted Value of the Notes and (y) the denominator of which is equal to the outstanding Accreted Value of the Notes and the aggregate outstanding principal amount of all other Shared Collateral Debt (determined at the accreted amount thereof, in the case of any such Debt issued with an original issue discount) required to be the subject of any such Offer to Purchase, rounded down to the nearest $1,000. The purchase price for the Notes will be 100% of the Accreted Value thereof plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate Accreted Value in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate Accreted Value equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 Accreted Value will be purchased.
     (ii) Any Event of Loss Proceeds remaining after completion of such Offer to Purchase shall be used to acquire, directly or through the Capital Stock of a Person that becomes a Restricted Subsidiary and Guarantor, one or more Satellites and/or other long-term assets in a Permitted Business, provided that such Satellites and/or substantially all other such long-term assets are pledged upon acquisition thereof as Collateral (collectively, “Substitute Collateral”) under the Security Documents on terms no less favorable in the aggregate than the terms on which the Collateral is pledged on the Issue Date, in accordance with the requirements set forth in the Indenture. Pending the final application of any Event of Loss Proceeds remaining after completion of such Offer to Purchase, the Company or the Restricted Subsidiary may invest the Event of Loss Proceeds in any manner that is not prohibited by the Indenture.
     (2) After First Anniversary of WorldView-2 Launch. (i) Within 360 days after the receipt of any Event of Loss Proceeds in excess of $15,000,000 received as a result of an Event of Loss occurring after the first anniversary of the launch of WorldView-2, such Event of Loss Proceeds may be used to:
     (A) acquire Substitute Collateral, or enter into a binding commitment to acquire (including through one or more construction contracts) one or more Satellites that will be Substitute Collateral, provided that a binding commitment shall be treated as a permitted application of the Event of Loss Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Event of Loss Proceeds will be applied to satisfy such commitment; and/or
     (B) to the extent of any Event of Loss Proceeds not applied pursuant to clause (1), make an Offer to Purchase Notes with all of such remaining Event of Loss Proceeds in accordance with the first paragraph of Section 4.16(b) above.
     (ii) Upon completion of the Offer to Purchase, Event of Loss Proceeds will be reset at zero, and any Event of Loss Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture.
     (3) Pending application of any Event of Loss Proceeds, such Event of Loss Proceeds will be deposited with the Collateral Agent or the Trustee, as the case may be, and held as Collateral (subject to release upon such application in accordance with the terms of the Indenture) in a collateral account maintained by the Collateral Agent on terms and pursuant to documentation reasonably satisfactory to the Collateral Agent, which documents shall be Security Documents for all purposes.
     (4) To the extent that the provisions of any securities laws or regulations conflict with this Section 4.16(b), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.16(b) by virtue of such conflict.
     Section 4.17. Designation Of Restricted And Unrestricted Subsidiaries.
     (a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.
     (1) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary.
     (2) The Company would be permitted to make an investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all investments of the Company or its Restricted Subsidiaries in such Subsidiary.
     (3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under Sections 4.06 and 4.07.
     (4) Except as permitted by Section 4.14, the Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company.
     (5) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Sections 4.06 and 4.07.
Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).
     (b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).
     (2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

     (c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,
     (1) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;
     (2) all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed incurred at that time;
     (3) all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;
     (4) it is released at that time from its Note Guarantee, if any; and
     (5) it will cease to be subject to the provisions of the Indenture as a Restricted Subsidiary.
     (d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,
     (1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of Section 4.06, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.13;
     (2) Investments therein previously charged under Section 4.07 will be credited thereunder;
     (3) it may be required to issue a Note Guarantee pursuant to Section 4.11; and
     (4) it will thenceforward be subject to the provisions of the Indenture as a Restricted Subsidiary.
     (e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.
     Section 4.18. Financial Reports. (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee within the time periods specified in those sections for a registrant that is not an accelerated filer or a large accelerated filer with
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and
     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole, provided, further, that to the extent the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:
     (i) Sarbanes-Oxley. No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);
     (ii) Financial Statements of Acquired Entities. The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Company receives in connection with the acquisition, and whether or not audited;
     (iii) Financial Statements of Unconsolidated Entities. No financial statements of unconsolidated entities will be required;
     (iv) Supplemental Schedules. The schedules identified in Section 5-04 of Regulation S-X under the Securities Act will not be required;
     (v) Item 402 of Regulation S-K. The Company may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included in the offering memorandum relating to the sale of the Initial Notes (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure contained in the offering memorandum relating to the sale of the Initial Notes);
     (vi) Non-GAAP Financial Measures. Compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G will not be required; and
     (vii) Exhibits. No exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of material agreements governing Indebtedness) will be required.
     In addition, whether or not required by the Commission, the Company will, after the effectiveness of an Exchange Offer Registration Statement or Shelf Registration Statement, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, except to the extent the Company shall not be required by the Commission to file such information and reports, in which case the Company shall be obligated to file such information and reports within the time periods specified in paragraph (a). In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustees and the Noteholders information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, accounting for the Unrestricted Subsidiaries under the equity method of accounting.
     For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     (b) All obligors on the Notes will comply with Section 314(a) of the Trust Indenture Act following qualification of this Indenture pursuant to the Trust Indenture Act.
     (c) Delivery of these reports and information to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
     Section 4.19. Further Assurances; Collateral Inspections and Reports; Costs and Indemnification.

     (a) The Company and each of the Guarantors will make, execute, endorse, acknowledge, file, record, register and/or deliver such agreements, documents, instruments, and further assurances (including, without limitation, Uniform Commercial Code financing statements, mortgages, deeds of trust, vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements and control agreements), and take such other actions, as may be required under applicable law to cause the Collateral Requirement to be and remain satisfied and otherwise to create, perfect, preserve or protect the security interest in the Collateral of the secured parties under the Security Documents, all at the Company’s expense.
     (b) At any time after an Event of Default has occurred and is continuing, the Collateral Agent shall have the rights set forth in Section 4(c) and Section 4(h) of the Security Agreement.
     (c) The Company will bear and pay all legal expenses, filing fees and other similar costs associated with the performance of the obligations of the Company and the Guarantors set forth in this Section 4.19 and also will pay, or promptly reimburse the Trustee and the Collateral Agent for, all reasonable costs and expenses incurred by the Trustee or the Collateral Agent in connection therewith, including all reasonable fees and charges of any attorneys acting for the Trustee or for the Collateral Agent.
     Section 4.20 Reports to Trustee. (a) The Company will deliver to the Trustee within 120 days after the end of each fiscal year ending after the Issue Date a certificate from the principal executive, financial or accounting officer of the Company stating that the officer has conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and their performance under the Indenture and that, based upon such review, to the best of his or her knowledge, the Company has fulfilled its obligations hereunder or, if there has been a Default, specifying the Default and its nature and status.
     (b) The Company will deliver to the Trustee, as soon as reasonably possible and in any event within 30 days after the Company becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.
     (c) The Company will notify the Trustee when any Notes are listed on any national securities exchange and of any delisting.
     Section 4.21. Covenant Suspension. (a) If at any time after the Issue Date: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Event of Default has occurred and is continuing under this Indenture at such time (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event,” the date on which a Covenant Suspension Event occurs being referred to as the “Suspension Date”), then until the end of the Covenant Suspension Period (as defined below) the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:
     (1) Section 4.06;
     (2) Section 4.07;
     (3) Section 4.10;
     (4) Section 4.13;
     (5) Section 4.14;
     (6) Section 5.01(a)(iii)(3); and
     (7) Section 4.16
collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the "Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).
     (b) On the Reversion Date, all Debt Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.06(a) or one of the clauses set forth in Section 4.06(b) (to the extent such Debt or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Debt Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to Section 4.06, such Debt or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.06(b)(8). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under

Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) and the items specified in subclause (3)(A) through (3)(D) of Section 4.07(a) will increase the amount available to be made under paragraph (a) thereof. As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. For purposes of determining compliance with Section 4.13, on the Reversion Date, the Net Cash Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.
ARTICLE 5
Consolidation, Merger or Sale of Assets
     Section 5.01. Consolidation, Merger or Sale of Assets by the Company; No Lease of All or Substantially All Assets. (a) The Company will not
     (i) consolidate with or merge with or into any Person, or
     (ii) sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or
     (iii) permit any Person to merge with or into the Company
unless
     (1) either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Company under the Indenture and the Notes and the Registration Rights Agreement;
     (2) immediately after giving effect to the transaction, no Default has occurred and is continuing (including, without limitation, with respect to Collateral);
     (3) immediately after giving effect to the transaction on a pro forma basis, either (x) the Company or the resulting surviving or transferee Person could Incur at least $1.00 of Leverage Ratio Debt or (y) the Leverage Ratio of the Company or the resulting surviving or transferee Person is not worse than the Leverage Ratio of the Company without giving effect to the transaction; and
     (4) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture;
provided that clauses (2) and (3) do not apply (i) to the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owed Restricted Subsidiary with or into the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.
     (b) The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.
     (c) Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such successor Person had been named as the Company in the Indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released from its obligations under the Indenture and the Notes.
     Section 5.02. Consolidation, Merger or Sale of Assets by a Guarantor. (a) No Guarantor may
     (i) consolidate with or merge with or into any Person, or
     (ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or
     (iii) permit any Person to merge with or into the Guarantor unless
     (A) the other Person is the Company or any Wholly Owned Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

     (B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental Indenture all of the obligations of the Guarantor under its Note Guarantee; and
     (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or
     (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.
ARTICLE 6
Default and Remedies
     Section 6.01. Events of Default. An “Event of Default” occurs if
     (1) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);
     (2) the Company defaults in the payment of interest (including any Additional Interest) on any Note when the same becomes due and payable, and the default continues for a period of 30 days;
     (3) the Company fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Sections 4.12, 4.13 or 4.16, or the Company or any Guarantor fails to comply with Article 5;
     (4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes;
     (5) there occurs with respect to any Debt of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $50,000,000 or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

     (6) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50,000,000 (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;
     (7) an involuntary case or other proceeding is commenced against the Company or any Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
     (8) the Company or any of its Restricted Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Restricted Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”);
     (9) any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee; or
     (10) any security interest under the Security Documents on any material Collateral shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Documents and the Indenture) or any such security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall so assert in writing.
     Section 6.02. Acceleration. (a) If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
     (b) The Holders of a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if
     (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and
     (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
     Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.
     Section 6.04. Waiver of Past Defaults. Except as otherwise provided in Sections 6.02, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes may, by notice to the Trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.
     Section 6.05. Control by Majority. Subject to certain restrictions and terms of the Security Documents, the Holders of a majority in aggregate principal amount of Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from the Holders of a majority in aggregate principal amount of Notes then outstanding. Notwithstanding anything to the contrary in the Indenture, the Collateral Agent shall have the sole right to enforce and direct the exercise of remedies with respect to the Collateral in accordance with and subject to an Act of Instructing Secured Parties (as defined in the Collateral Agency Agreement).
     Section 6.06. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the Notes, unless:
     (1) the Holder has previously given to the Trustee written notice of a continuing Event of Default;
     (2) Holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under the Indenture;
     (3) Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;
     (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
     (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.
     Section 6.07. Rights of Holders to Receive Payment. Notwithstanding anything to the contrary, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of that Holder.
     Section 6.08. Collection Suit by Trustee. If an Event of Default in payment of principal or interest specified in clause (1) or (2) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent lawful, overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

     Section 6.09. Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Company or any Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in the Indenture will be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 6.10. Priorities. If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     First: to the Trustee for all amounts due hereunder;
     Second: to Holders for amounts then due and unpaid for principal of and interest on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest; and
     Third: to the Company or as a court of competent jurisdiction may direct.
     The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section.
     Section 6.11. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under the Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, any Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, any Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

     Section 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.
     Section 6.13. Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.
     Section 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
     Section 6.15. Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or the Guarantor from paying all or any portion of the principal of, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Indenture. The Company and each Guarantor hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7
The Trustee
     Section 7.01. General. (a) The duties and responsibilities of the Trustee are as provided by the Trust Indenture Act and as set forth herein. Whether or not expressly so provided, every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article.
     (b) Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in the Indenture and no others, and no implied covenants or obligations will be read into the Indenture against the Trustee. In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
     (c) No provision of the Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.
     Section 7.02. Certain Rights of Trustee. Subject to Trust Indenture Act Sections 315(a) through (d):
     (1) In the absence of bad faith on its part, the Trustee may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of the Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit.
     (2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel conforming to Section 12.05 and the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the certificate or opinion.

     (3) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
     (4) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
     (5) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture; provided however that the Trustee’s conduct does not constitute willful misconduct or negligence.
     (6) The Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel with respect to legal matters related to the Indenture, the Notes, the Note Guarantees and the Security Documents will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (7) No provision of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.
     Section 7.03. Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Trust Indenture Act Sections 310(b) and 311. For purposes of Trust Indenture Act Section 311(b)(4) and (6):
     (a) “cash transaction” means any transaction in which full payment for goods or securities sold is made within seven days after delivery of the goods or securities in currency or in checks or other orders drawn upon banks or bankers and payable upon demand; and
     (b) “self-liquidating paper” means any draft, bill of exchange, acceptance or obligation which is made, drawn, negotiated or incurred for the purpose of financing the purchase, processing, manufacturing, shipment, storage or sale of goods, wares or merchandise and which is secured by documents evidencing title to, possession of, or a lien upon, the goods, wares or merchandise or the receivables or proceeds arising from the sale of the goods, wares or merchandise previously constituting the security, provided the security is received by the Trustee simultaneously with the creation of the creditor relationship arising from the making, drawing, negotiating or incurring of the draft, bill of exchange, acceptance or obligation.
     Section 7.04. Trustee’s Disclaimer. The Trustee (i) makes no representation as to the validity or adequacy of the Indenture or the Notes, (ii) is not accountable for the Company’s use or application of the proceeds from the Notes and (iii) is not responsible for any statement in the Notes other than its certificate of authentication.
     Section 7.05. Notice of Default. If any Default occurs and is continuing and is known to the Trustee, the Trustee will send notice of the Default to each Holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determines that withholding the notice is in the interest of the Holders. Notice to Holders under this Section will be given in the manner and to the extent provided in Trust Indenture Act Section 313(c).
     Section 7.06. Reports by Trustee to Holders. Within 60 days after each May 15, beginning with May 15, 2010, the Trustee will mail to each Holder, as provided in Trust Indenture Act Section 313(c), a brief report dated as of such May 15, if required by Trust Indenture Act Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the 12 months preceding the reporting duties, no report need be transmitted), and file such reports with each stock exchange, if any, upon which its Notes are listed and with the Commission as required by Trust Indenture Act Section 313(d).
     Section 7.07. Compensation And Indemnity. (a) The Company will pay the Trustee compensation as agreed upon in writing for its services. The compensation of the Trustee is not limited by any law on compensation of a Trustee of an express trust. The Company will reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee, including the reasonable compensation and expenses of the Trustee’s agents and counsel.
     (b) The Company will indemnify the Trustee for, and hold it harmless against, any loss or liability or expense incurred by it without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of the Indenture and its duties under the Indenture and the Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under the Indenture and the Notes. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.
     (c) To secure the Company’s payment obligations in this Section, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on particular Notes.
     Section 7.08. Replacement of Trustee. (a) (1) The Trustee may resign at any time by written notice to the Company.
     (2) The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by written notice to the Trustee.
     (3) If the Trustee is no longer eligible under Section 7.10 or in the circumstances described in Trust Indenture Act Section 310(b), any Holder that satisfies the requirements of Trust Indenture Act Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (4) The Company may remove the Trustee if: (i) the Trustee is no longer eligible under Section 7.10; (ii) the Trustee is adjudged a bankrupt or an insolvent; (iii) a receiver or other public officer takes charge of the Trustee or its property; or (iv) the Trustee becomes incapable of acting.
A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
     (b) If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

     (c) Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, (i) the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07, (ii) the resignation or removal of the retiring Trustee will become effective, and (iii) the successor Trustee will have all the rights, powers and duties of the Trustee under the Indenture. Upon request of any successor Trustee, the Company will execute any and all instruments for fully and vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.
     (d) Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.
     (e) The Trustee agrees to give the notices provided for in, and otherwise comply with, Trust Indenture Act Section 310(b).
     Section 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee if such successor corporation is eligible and qualified under Section 7.10 with the same effect as if the successor Trustee had been named as the Trustee in the Indenture.
     Section 7.10. Eligibility. The Indenture must always have a Trustee that satisfies the requirements of Trust Indenture Act Section 310(a) and has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
     Section 7.11. Money Held in Trust. The Trustee will not be liable for interest on any money received by it except as it may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.
ARTICLE 8
Defeasance and Discharge
     Section 8.01. Discharge of Company’s Obligations. (a) Subject to paragraph (b), the Company’s obligations under the Notes and the Indenture, and each Guarantor’s obligations under its Note Guarantee, will terminate if:

     (1) all Notes previously authenticated and delivered (other than (i) destroyed, lost or stolen Notes that have been replaced or (ii) Notes that are paid pursuant to Section 4.01 or (iii) Notes for whose payment money or U.S. Government Obligations have been held in trust and then repaid to the Company pursuant to Section 8.05) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or
     (2) (A) the Notes mature within sixty days, or all of them are to be called for redemption within sixty days under arrangements satisfactory to the Trustee for giving the notice of redemption,
     (B) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,
     (C) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) has occurred and is continuing on the date of the deposit,
     (D) the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith), and
     (E) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with.
     (b) After satisfying the conditions in clause (1), only the Company’s obligations under Section 7.07 will survive. After satisfying the conditions in clause (2), only the Company’s obligations in Article 2 and Sections 4.01, 4.02, 7.07, 7.08, 8.05 and 8.06 will survive. In either case, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture other than the surviving obligations.
     Section 8.02. Legal Defeasance. After the 123rd day following the deposit referred to in clause (1) below, the Company will be deemed to have paid and will be discharged from its obligations in respect of the Notes and the Indenture, other than its obligations in Article 2 and Sections 4.01, 4.02, 7.07, 7.08, 8.05 and 8.06, and each Guarantor’s obligations under its Note Guarantee will terminate, provided the following conditions have been satisfied:
     (1) The Company has irrevocably deposited in trust with the Trustee, as trust funds solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to maturity or redemption, as the case may be, provided that any redemption before maturity has been irrevocably provided for under arrangements satisfactory to the Trustee.
     (2) No Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) has occurred and is continuing on the date of the deposit or occurs at any time during the 123-day period following the deposit.
     (3) The deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith).
     (4) The Company has delivered to the Trustee
     (A) either (x) a ruling received from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case or (y) an Opinion of Counsel, based on a change in law after the Issue Date, to the same effect as the ruling described in clause (x), and

     (B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940.
     (5) If the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the deposit and defeasance will not cause the Notes to be delisted.
     (6) The Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance have been complied with.
     Prior to the end of the 123-day period, none of the Company’s obligations under the Indenture will be discharged. Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and the Indenture except for the surviving obligations specified above.
     Section 8.03. Covenant Defeasance. After the 123rd day following the deposit referred to in clause (1), the Company’s obligations set forth in Sections 4.06 through 4.18 and clauses (3) and (4) of Section 5.01(a)(iii), and each Guarantor’s obligations under its Note Guarantee, will terminate, and clauses (3), (4), (5), (6) and (9) of Section 6.01 will no longer constitute Events of Default, provided the following conditions have been satisfied:
     (1) The Company has complied with clauses (1), (2), (3), 4(B), (5) and (6) of Section 8.02; and
     (2) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case.
     Except as specifically stated above, none of the Company’s obligations under the Indenture will be discharged.
     Section 8.04. Application of Trust Money. Subject to Section 8.05, the Trustee will hold in trust the money or U.S. Government Obligations (including the proceeds thereof) deposited with it pursuant to Section 8.01, 8.02 or 8.03, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and the Indenture. Such money and U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

     Section 8.05. Repayment to Company. Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee will promptly pay to the Company upon request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee will pay to the Company upon request any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.
     Section 8.06. Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01, 8.02 or 8.03 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes will be reinstated as though no such deposit in trust had been made. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.
ARTICLE 9
Amendments, Supplements and Waivers
     Section 9.01. Amendments Without Consent of Holders. The Company and the Trustee may amend or supplement the Indenture, the Security Documents or the Notes without notice to or the consent of any Noteholder
     (1) to cure any ambiguity, defect or inconsistency in the Indenture or the Notes;
     (2) to comply with Article 5;
     (3) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;
     (4) to evidence and provide for the acceptance of an appointment hereunder by a successor Trustee;

     (5) to provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;
     (6) to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture or the Security Documents;
     (7) to provide for or confirm the issuance of Additional Notes;
     (8) to conform the text of the Indenture, the Note Guarantees or Notes to any provision of the “Description of the Notes” contained in the offering memorandum relating to the Initial Notes to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes;
     (9) to provide for the successful joinder of any Additional Debt Holders or other additional secured parties to the Security Documents in connection with the incurrence by the Company or its Subsidiaries of Shared Collateral Debt; or
     (10) to make any other change that does not materially and adversely affect the rights of any Holder.
     Section 9.02. Amendments With Consent of Holders. (a) Except as otherwise provided in Sections 6.02, 6.04 and 6.07 or paragraph (b), the Company and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of a majority in principal amount of the outstanding Notes, and the Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Notes.
     (b) Notwithstanding the provisions of paragraph (a), without the consent of each Holder affected, an amendment or waiver may not
     (1) reduce the principal amount at maturity of or change the Stated Maturity of any installment of principal of any Note,
     (2) reduce the rate of or change the Stated Maturity of any interest payment on any Note,
     (3) reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed (in each case, other than with respect to an Offer to Purchase made before an obligation to make an Offer to Purchase is triggered),
     (4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,
     (5) make any Note payable in money other than that stated in the Note,
     (6) impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,
     (7) make any change in the percentage of the principal amount of the Notes required for amendments or waivers,
     (8) modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,
     (9) make any change in any Note Guarantee that would adversely affect the Noteholders, or
     (10) permit the release of the security interest in all or substantially all of the Collateral, or all or substantially all of the Guarantors from their obligations under the Note Guarantees, in each case other than pursuant to the terms of the Security Documents or as otherwise permitted by the Indenture.
     (c) It is not necessary for Noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.
     (d) An amendment, supplement or waiver under this Section will become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes. After an amendment, supplement or waiver under this Section becomes effective, the Company will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will send supplemental indentures to Holders upon request. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

     Section 9.03. Effect of Consent. (a) After an amendment, supplement or waiver becomes effective, it will bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.
     (b) If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Trustee may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.
     Section 9.04. Trustee’s Rights and Obligations. The Trustee is entitled to receive, and will be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article is authorized or permitted by the Indenture. If the Trustee has received such an Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee. The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under the Indenture. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto, and delivery of an Officers’ Certificate, except as provided in Section 5.02.
     Section 9.05. Conformity With Trust Indenture Act. Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act.
     Section 9.06. Payments for Consents. Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

ARTICLE 10
Guarantees
     Section 10.01. The Guarantees. Subject to the provisions of this Article, each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on a secured basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an Offer to Purchase or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture. Upon failure by the Company to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.
     Section 10.02. Guarantee Unconditional. The obligations of each Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by
     (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;
     (2) any modification or amendment of or supplement to the Indenture or any Note;
     (3) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;
     (4) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;
     (5) any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or
     (6) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.
     Section 10.03. Discharge; Reinstatement. Except as provided in Section 10.09, each Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.
     Section 10.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.
     Section 10.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, the Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.
     Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantors hereunder forthwith on demand by the Trustee or the Holders.
     Section 10.07. Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article, each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under its Note Guarantee are limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.
     Section 10.08. Execution and Delivery of Guarantee. The execution by each Guarantor of the Indenture (or a supplemental indenture in the form of Exhibit B) evidences the Note Guarantee of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in the Indenture on behalf of each Guarantor.
     Section 10.09. Release of Guarantee. The Note Guarantee of a Guarantor will terminate upon
     (1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture,
     (2) the designation in accordance with the Indenture of the Guarantor as an Unrestricted Subsidiary, or
     (3) defeasance or discharge of the Notes, as provided in Article 8.
     Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guarantee.
     Section 10.10. Contribution. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all obligations guaranteed under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
ARTICLE 11
Collateral And Security
     Section 11.01. Security Documents.
     (a) The payment of the principal of, interest and premium, if any, on the Notes and the Note Guarantees and the performance of all other obligations when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees are secured by First-Priority Liens on the Collateral, subject to Permitted Liens, pursuant to the Security Documents which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture, or in certain circumstances, subsequent to the Issue Date, and will be secured as provided in the Security Documents hereafter delivered as required or permitted by this Indenture.
     (b) As soon as practicable after (and in any event within 30 Business Days) (i) any Restricted Subsidiary becomes a Guarantor in accordance with Section 4.11 or (ii) the Company or any Guarantor acquires any material property (other than Excluded Property) that is not automatically subject to a perfected security interest under the Security Documents, the Company or Guarantor shall notify the Collateral Agent thereof and, in each case at the sole cost and expense of the Company or Guarantor, execute and deliver to the Collateral Agent such mortgages, Security Document supplements and other documentation (in form and scope, and covering such Collateral (or, in the case of clause (i), all assets of such Guarantor other than Excluded Property) on such terms, in each case consistent with the Security Documents and other security documents in effect on the Issue Date but subject to any local law requirements applicable thereto), and take such additional actions, as the Collateral Agent may deem reasonably appropriate or advisable to create and fully perfect in favor of the secured parties under the Security Documents a valid and enforceable security interest in (and in the case of real property, mortgage lien on) such Collateral, which shall be free of any other Liens except for Permitted Liens. Any security interest provided pursuant to this Section 11.01 shall, at the request of the Collateral Agent, be accompanied with such Opinions of Counsel to the Company as customarily given by Company’s counsel (which may be internal counsel) in the relevant jurisdiction, in form and substance customary for such jurisdiction. In addition, the Company shall deliver an Officer’s Certificate to the Collateral Agent certifying that the necessary measures have been taken to perfect the security interest in such property.
     (c) The Company and the Guarantors shall comply with all covenants and agreements contained in the Security Agreements.
     (d) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Documents, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the provisions of the Indenture and the Security Documents.
     (e) As among the Holders, the Collateral as now or hereafter constituted shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other by reason of differences in time of issuance, sale or otherwise, as security for the Obligations under the Indenture and the Notes.

     Section 11.02. Collateral Agent.
     (a) The Collateral Agent shall have the privileges, powers and immunities as set forth herein and in the Security Documents. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders, Additional Debt Holders and the Trustee, in each case, pursuant to the terms of the Security Documents and the Collateral Agent is hereby authorized to execute and deliver the Security Documents. The Company and the Guarantors hereby agree that they shall execute, acknowledge and deliver to the Collateral Agent such further assignments, transfers, assurances or other instruments and shall do or cause to be done all such acts and things as may be necessary or proper to assure and confirm to the Collateral Agent its interest in the Collateral, or any part thereof, as from time to time constituted, and the right, title and interest in and to the Security Documents so as to render the same available for the security and benefit of this Indenture and of the Notes.
     (b) Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien on the Collateral, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens on the Collateral or Security Documents or any delay in doing so.
     (c) The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture and the Security Documents). Except as directed by the Trustee as required or permitted by this Indenture or as required or permitted by the Security Documents, the Collateral Agent will not be obligated:
     (1) to act upon directions purported to be delivered to it by any other Person;
     (2) to foreclose upon or otherwise enforce any Lien on the Collateral; or
     (3) to take any other action whatsoever with regard to any or all of the Liens on the Collateral, Security Documents or Collateral.
     (d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of Liens on the Collateral or the Security Documents.

     (e) In acting as Collateral Agent or co-Collateral Agent, the Collateral Agent and each co-Collateral Agent may rely upon and enforce for its own benefit each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof, each of which shall also be deemed to be for the benefit of the Collateral Agent.
     (f) At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.
     Section 11.03. Authorization of Actions to be Taken.
     (a) Each Holder, by its acceptance thereof, consents and agrees to the terms of each Security Document, as originally in effect on the Issue Date and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to execute and deliver the Security Documents to which it is a party and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders and Additional Debt Holders as set forth in the Security Documents to which it is a party and to perform its obligations and exercise its rights and powers thereunder.
     (b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.
     (c) Subject to the provisions of Section 7.01, Section 7.02 and Article 10, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
     (1) foreclose upon or otherwise enforce any or all of the Liens on the Collateral; or
     (2) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party.
     Subject to Section 7.01 and Section 7.02, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens on the Collateral or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders of Notes, the Trustee or the Collateral Agent.
     Section 11.04. Release of First-Priority Liens on the Collateral.
     (a) The First-Priority Liens on the Collateral securing the Notes will be automatically released, without requirement for consent or approval from the Holders, the Trustee or the Collateral Agent, pursuant to the terms of the Security Documents.
     (b) If an instrument confirming the release of the First-Priority Liens on the Collateral pursuant to Section 11.04(a) is requested by the Company or a Guarantor, then upon delivery to the Trustee of an Officers’ Certificate requesting execution of such an instrument, accompanied by:
     (1) following qualification of this Indenture pursuant to the TIA, an Opinion of Counsel confirming that such release is permitted by Section 11.04(a), if required;
     (2) all instruments requested by the Company to effectuate or confirm such release;
     (3) such other certificates and documents as the Trustee or Collateral Agent may reasonably request to confirm the matters set forth in Section 11.04(a) that are required by this Indenture or the Security Documents; and
     (4) except as provided herein, all documents required by the TIA (including, without limitation, TIA §§ 314(c) and 314(d)), if any, prior to the release by the Collateral Agent of any Collateral and, if applicable, all documentation required by the TIA to effect the substitution of new Collateral, the Trustee will, if such instruments and documents are reasonably satisfactory to the Trustee and Collateral Agent, instruct the Collateral Agent to execute and deliver, and the Collateral Agent will promptly execute and deliver, such instruments.

     (c) All instruments effectuating or confirming any release of any First-Priority Liens on the Collateral will have the effect solely of releasing such First-Priority Liens on the Collateral as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.
     (d) The Company will bear and pay all reasonable out-of-pocket costs and expenses associated with any release of First-Priority Liens on the Collateral pursuant to this Section 11.04, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Collateral Agent.
     Section 11.05. Possession and Use of Collateral. Subject to and in accordance with the provisions of this Indenture and the Security Documents, so long as the Collateral Agent has not exercised rights or remedies with respect to the Collateral in connection with an Event of Default that has occurred and is continuing, except as provided in the Security Documents, the Company and any Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral, to freely, operate, manage, develop, lease, use, consume and enjoy the Collateral, to alter or repair any Collateral so long as such alterations and repairs do not impair the First-Priority Liens thereon, and otherwise comply with Section 11.04 hereof, and to collect, receive, use, invest and dispose of the profits, revenues, proceeds and other income thereof.
     Section 11.06. Filing, Recording and Opinions.
     (a) The Company will comply with the provisions of TIA §314(b) and §314(d), in each case following qualification of this Indenture pursuant to the TIA. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of TIA §314(d) if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including ''no action’’ letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral. Following the qualification of this Indenture pursuant to the TIA, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA §314(b)(2), the Company will furnish such opinion prior to each May 1.
     Any release of Collateral permitted by Section 11.04 hereof or the Security Documents will be deemed not to impair the Liens under the Indenture and the Security Documents in contravention thereof and any person that is required to deliver a certificate or opinion pursuant to Section 314(d) of the TIA or otherwise under this Indenture or the Security Documents, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and opinion.
     (b) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents and permitted to be delivered by Section 11.04 (if any), the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.04, if any, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.
ARTICLE 12
Miscellaneous
     Section 12.01. Trust Indenture Act of 1939. Except as expressly provided herein, the Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.
     Section 12.02. Noteholder Communications; Noteholder Actions. (a) The rights of Holders to communicate with other Holders with respect to the Indenture or the Notes are as provided by the Trust Indenture Act, and the Company and the Trustee shall comply with the requirements of Trust Indenture Act Sections 312(a) and 312(b). Neither the Company nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.
     (b) (1) Any request, demand, authorization, direction, notice, consent to amendment, supplement or waiver or other action provided by this Indenture to be given or taken by a Holder (an “act”) may be evidenced by an instrument signed by the Holder delivered to the Trustee. The fact and date of the execution of the instrument, or the authority of the person executing it, may be proved in any manner that the Trustee deems sufficient.
     (2) The Trustee may make reasonable rules for action by or at a meeting of Holders, which will be binding on all the Holders.
     (c) Any act by the Holder of any Note binds that Holder and every subsequent Holder of a Note that evidences the same debt as the Note of the acting Holder, even if no notation thereof appears on the Note. Subject to paragraph (d), a Holder may revoke an act as to its Notes, but only if the Trustee receives the notice of revocation before the date the amendment or waiver or other consequence of the act becomes effective.
     (d) The Company may, but is not obligated to, fix a record date (which need not be within the time limits otherwise prescribed by Trust Indenture Act Section 316(c)) for the purpose of determining the Holders entitled to act with respect to any amendment or waiver or in any other regard, except that during the continuance of an Event of Default, only the Trustee may set a record date as to notices of default, any declaration or acceleration or any other remedies or other consequences of the Event of Default. If a record date is fixed, those Persons that were Holders at such record date and only those Persons will be entitled to act, or to revoke any previous act, whether or not those Persons continue to be Holders after the record date. No act will be valid or effective for more than 90 days after the record date.
     Section 12.03. Notices. (a) Any notice or communication to the Company will be deemed given if in writing (i) when delivered in person or (ii) five days after mailing when mailed by first class mail, or (iii) when sent by facsimile transmission, with transmission confirmed. Notices or communications to a Guarantor will be deemed given if given to the Company. Any notice to the Trustee will be effective only upon receipt. In each case the notice or communication should be addressed as follows:
     if to the Company:
DigitalGlobe, Inc.
1601 Dry Creek Drive
Suite 260
Longmont, CO 80503
Facsimile: 303-684-4115
     if to the Trustee:
U.S. BANK NATIONAL ASSOCIATION
Corporate Trust Services
950 17th Street
Denver, CO 80202
Facsimile: 303-585-6865
The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
     (b) Except as otherwise expressly provided with respect to published notices, any notice or communication to a Holder will be deemed given when mailed to the Holder at its address as it appears on the Register by first class mail or, as to any Global Note registered in the name of DTC or its nominee, as agreed by the Company, the Trustee and DTC. Copies of any notice or communication to a Holder, if given by the Company, will be mailed to the Trustee at the same time. Defect in mailing a notice or communication to any particular Holder will not affect its sufficiency with respect to other Holders.
     (c) Where the Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.
     Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under the Indenture, the Company will furnish to the Trustee:
     (1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with; and
     (2) an Opinion of Counsel stating that all such conditions precedent have been complied with; provided that, subject to Section 5.02 hereof, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto.
     Section 12.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture must include:
     (1) a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;
     (3) a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (4) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with, provided that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.
     Section 12.06. Payment Date Other Than a Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.
     Section 12.07. Governing Law. The Indenture, including any Note Guarantees, and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 12.08. No Adverse Interpretation of Other Agreements. The Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company, and no such indenture or loan or debt agreement may be used to interpret the Indenture.
     Section 12.09. Successors. All agreements of the Company or any Guarantor in the Indenture and the Notes will bind its successors. All agreements of the Trustee in the Indenture will bind its successor.
     Section 12.10. Duplicate Originals. The parties may sign any number of copies of the Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     Section 12.11. Separability. In case any provision in the Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
     Section 12.12. Table of Contents and Headings. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of the Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and in no way modify or restrict any of the terms and provisions of the Indenture.
     Section 12.13. No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders. No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the Notes, any Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused the Indenture to be duly executed as of the date first written above.

DIGITALGLOBE, INC. as Issuer
By:	/s/ Yancey L. Spruill
	Name:	Yancey L. Spruill
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

DG CONSENTS SUB, INC.
By:	/s/ Erwin D. Sontani
	Name:	Erwin D. Sontani
	Title:	Secretary

DIGITALGLOBE INTERNATIONAL, INC.
By:	/s/ Erwin D. Sontani
	Name:	Erwin D. Sontani
	Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION as Trustee
By:	/s/ Leland Hansen
	Name:	Leland Hansen
	Title:	Vice President